Exhibit 10.3

STONERIDGE, INC.
2016 LONG-TERM INCENTIVE PLAN
2026 RESTRICTED SHARE UNITS GRANT AGREEMENT
This Restricted Share Unit Agreement (this “Agreement”) is made and entered into as of March 16, 2026 (the “Grant Date”) by and between Stoneridge, Inc., an Ohio corporation (the “Company”) and [[FIRSTNAME]] [[LASTNAME]] (“Grantee”). Terms not defined herein are defined in the Company’s 2016 Long-Term Incentive Plan (the “Plan”).
1.Grant of Restricted Share Units. The Company hereby issues to the Grantee on the Grant Date an award consisting of, in the aggregate, [[SHARESGRANTED]] Restricted Share Units (the “Award”). Each Restricted Share Unit represents the right to receive one Common Share, without par value, of the Company (the “Shares”), subject to the terms and conditions of this Agreement and the Plan, as administered by the Compensation Committee of the Board of Directors (the “Committee”).

2.Vesting; Forfeiture; Settlement. If the employment of the Grantee is not terminated prior to each of the dates set forth below, the Restricted Share Units shall be earned on the vesting dates and in the amounts set forth below:

Vesting Date	Number of Restricted Share Units That May be Earned
March 16, 2027	[[GRANTCODE1]]
March 16, 2028	[[GRANTCODE2]]
March 16, 2029	[[GRANTCODE3]]

3.The right to receive the Company Common Shares pursuant to this Agreement is forfeited if the Grantee’s employment with the Company is terminated prior to the vesting dates as set forth above. Notwithstanding the foregoing, the Shares shall be earned and not forfeited upon the occurrence of an event and in the amounts as described below:

a)the Grantee’s retirement, whereby Shares shall be earned on the date of retirement, subject to the following conditions: only a Grantee who (i) is 63 or older on the date of retirement, (ii) has provided written notice to the Committee of the intent to retire at least three (3) months prior to the retirement date, and (iii) has executed prior to retirement a customary one year non-competition agreement shall be permitted to have his or her Shares earned upon retirement.

b)the Grantee’s death or Permanent Disability;
c)    a Change in Control and within 24 months following such Change in Control the Grantee’s employment is terminated by the Company other than for Cause; or,
d)    the termination “without cause” of the Grantee’s employment by the Company; provided, however only in proportion to the number of months, including any partial month, elapsed in
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the 36-month vesting period from the Grant Date to the date that notice of termination is provided to the Grantee.
If earned, the Shares will be issued in the name of the Grantee. The Company’s transfer agent and/or share transfer records will show the Grantee as the owner of record of the Shares as of the date the Shares are earned. The certificate or certificates representing the Shares earned may, at the Company’s discretion, be in uncertificated (electronic or book entry) form.
4.    Adjustments. On any change in the number or kind of outstanding common shares of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, share split, share dividend, combination of shares or any other change in the corporate structure or Common Shares of the Company, the Company, by action of the Committee, is empowered to make such adjustment, if any, in the number and kind of Shares subject to this Agreement as it considers appropriate for the protection of the Company and of the Grantee.
5.    Tax Liability and Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Grantee for income tax purposes with respect to the Shares granted hereunder, the Grantee shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any taxes (federal, state, local or other required taxes), or any kind of withholding required by law with respect to that amount. Unless otherwise determined by the Committee, minimum statutory withholding obligations may be settled with Common Shares that have been earned. The making of that payment or those arrangements is a condition to the obligations of the Company under the Plan, and the Company and its subsidiaries and affiliates may, to the extent permitted by law, deduct any taxes from any payment of any kind otherwise payable to the Grantee.
6.    No Right to Continued Service. Nothing in this Agreement shall affect in any manner any conflicting or other provision of any other agreement between the Grantee and the Company. Nothing contained in this Agreement shall limit whatever right the Company might otherwise have to terminate the employment of the Grantee.
7.    Governing Law. The laws of the State of Ohio govern this Agreement, the Plan and the Restricted Share Units granted hereby.
IN WITNESS WHEREOF, the Company has caused its corporate name to be subscribed by its duly authorized officer as of March 16, 2026.
STONERIDGE, INC.

By
James Zizelman
The foregoing is hereby accepted.
[[SIGNATURE]]
[[SIGNATURE_DATE]]